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                                                                     EXHIBIT 3.1

            SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                               AMM HOLDINGS, INC.

                    (Pursuant to Sections 245 and 241 of the
                General Corporation Law of the State of Delaware)

         AMM HOLDINGS, INC., a corporation duly organized and validly existing under the laws of the State of Delaware (the "Corporation"), DOES HEREBY
CERTIFY:

         1. That the name of the Corporation is AMM HOLDINGS, INC.

         2. That the Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of the State of Delaware on March 3, 1998 under the name Anchor Acquisition Co., amended by an Amended and Restated Certificate of Incorporation filed on March 18, 1998, and further amended by a Certificate of Amendment filed on June 17, 1998 changing the Corporation's name to AMM Holdings, Inc.

         3. That pursuant to Sections 242 and 245 of the General corporation Law of the State of Delaware, this Second Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation.

         4. That this Second Amended and Restated Certificate of Incorporation was duly adopted in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

         5. That the manner in which this Second Amended and Restated Certificate of Incorporation was authorized is by written consent of the sole stockholder and directors of the Corporation pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware.

         6. That this Second Amended and Restated Certificate of Incorporation is as follows:

         FIRST:  The name of the Corporation is AMM Holdings, Inc.

         SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of Orange. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.
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         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 3,000 shares of Common Stock, $.01 par value per share.

         FIFTH: The Corporation is to have perpetual existence.

         SIXTH: The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The Directors shall have the power to adopt, amend, or repeal the By-Laws of the Corporation. Election of Directors need not be by written ballot unless the By-Laws of the Corporation so provide.

         SEVENTH: The Corporation shall indemnify to the full extent authorized or permitted by the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, domestic or foreign, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding and shall advance expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding to the full extent authorized or permitted by the laws of the State of Delaware upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized by Section 145 of the General Corporation Law of the State of Delaware.

         EIGHTH: A director shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; however, the foregoing provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct of a knowing violation of law,
(iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended from time to time.

         NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter
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prescribed by the laws of the State of Delaware, and all rights herein conferred are granted subject to this reserved power.

         IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed this 28 day of July, 1998.


                                       AMM HOLDINGS, INC.

                                       By: /s/ George T. Votis
                                          _____________________________________
                                          George T. Votis, Chairman & CEO